Exhibit 12

               INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Schedule of Computation of Ratio of Earnings to Fixed Charges
                                   (unaudited)

                              (dollars in thousands)



                                                       THREE MONTHS ENDED
                                                        May 31,   May 31,
                                                          1994      1993

Earnings before income taxes (1)                       $ 5,062   $ 9,985
Plus: Fixed charges (2)                                  6,010     5,837
Less: Capitalized interest                                 (78)      (89)

Earnings available to cover
  fixed charges                                        $10,994   $15,733

Ratio of earnings to fixed charges                        1.83      2.70


(1) Earnings before income taxes have been adjusted to exclude earnings from less-than-fifty-percent-owned subsidiaries.

(2) Fixed charges consisted of the following:

                                                       THREE MONTHS ENDED
                                                        May 31,   May 31,
                                                          1994      1993
Interest expense, gross                                $ 3,695   $ 3,376
Rentals (1/3)                                            2,315     2,461
  Total fixed charges                                  $ 6,010   $ 5,837